CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 DESIGNS, INC.

     DESIGNS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation at a meeting held on April 8, 1993 duly adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation of the Corporation, as heretofore amended, be further amended, and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

        RESOLVED:    That the Board of Directors of the Corporation
                     recommends and deems it advisable that the Restated Certificate of Incorporation of the Corporation, as heretofore amended, be further amended by deleting the first paragraph of Article FOURTH in its entirety and substituting therefor the following new paragraph:

                        "FOURTH:  The total number of shares of capital
                     stock which the Corporation shall have the authority to issue shall be 50,000,000 shares of Common Stock having a par value of $.01 per share, amounting to an aggregate par value of $500,000, and 1,000,000 shares of Preferred Stock having a par value of $.01 per share, amounting to an aggregate par value of $10,000."

        RESOLVED:    That the aforesaid proposed amendment be submitted
                     to the stockholders of the Corporation for their consideration; and

        RESOLVED:    That following the approval by the stockholders of the
                     aforesaid proposed amendment as required by law, the officers of the Corporation be, and they hereby are, and each of them acting singly hereby is, authorized and directed (i) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the aforesaid amendment and (ii) to take any and all other actions necessary, desirable or convenient to give effect to the aforesaid amendments or otherwise to carry out the purposes of the foregoing Resolutions.

SECOND: That holders of a majority of the shares of Common Stock, $.01 par value, of the Corporation outstanding and entitled to vote on the aforesaid amendment approved such amendment at the Corporation's annual meeting of stockholders held on June 8, 1993.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Designs, Inc. has caused this certificate to be signed by Stanley I. Berger, its Chairman of the Board, and attested by Scott N. Semel,its Secretary, this 22 day of June, 1993.

ATTEST:                             DESIGNS, INC.



/s/ Scott N. Semel                  By: /s/ Stanley I. Berger
- ------------------                      -------------------------
Secretary                               Chairman of the Board